Exhibit 10.1

Yahoo! Executive Incentive Plan

(February 2013)

Yahoo! Executive Incentive Plan

I. Introduction

A. Applicability

1.	Employees eligible to participate in the Yahoo! Inc. Executive Incentive Plan (the “Executive Incentive Plan” or “this Plan”) are those employees of Yahoo! Inc. and its subsidiaries (collectively, the “Company”) at job levels E4 and above (including EX). The Compensation Committee of Yahoo!’s Board of Directors (the “Compensation Committee”) has the sole discretion to determine whether the Executive Incentive Plan will be offered to any executive for whom the Compensation Committee sets the executive’s compensation level (an “Executive Officer”). Yahoo!’s Chief Executive Officer (“CEO”) or his or her designee will determine whether any other eligible person (other than an Executive Officer) is a participant. Participants will be notified in writing of their participation in this Plan for a particular fiscal year (any person so notified who, if required by the Compensation Committee or the CEO in the circumstances, timely accepts participation on a form provided by the Company, is referred to as a “Participant”). Participation in this Plan for any one fiscal year does not guarantee that the individual will be selected for participation in any other fiscal year.

2.	The Compensation Committee reserves the right to amend, modify or terminate the Executive Incentive Plan, in whole or in part, at any time, in its sole discretion including, without limitation, to comply with applicable local law, rules and regulations; provided that, as to a Participant covered by the provisions of Section III as to a particular fiscal year, any such amendment as to such fiscal year as to such Participant will be consistent with the intent that the Participant’s bonus opportunity for that fiscal year qualify as performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may remove any individual (and the CEO may remove any individual other than an Executive Officer) from participation in the Executive Incentive Plan at any time.

B. Objectives of the Executive Incentive Plan

•	To enhance the Company’s competitiveness and the Company’s ability to attract, motivate and retain top talent;

•	To recognize the role of senior leadership in the success of the Company;

•	To reward annual financial and individual performance that complements the Company’s longer-term strategic focus; and

•	To encourage collaboration and teamwork across the Company.

II. Executive Incentive Plan Elements

A. Target Awards

A target cash bonus award (“Target Award”) will be established for each Participant. Target Awards are determined by position level and will be typically expressed as a percentage of a Participant’s annual base salary rate as of the last day of the applicable fiscal year, where such salary rate does not include other forms of compensation (such as,

(February 2013)

Yahoo! Executive Incentive Plan

without limitation, expense reimbursements, superannuation, bonus payments, long-term incentives, overtime compensation, and other variable compensation). Target Awards may also be a specified fixed dollar (or local currency) amount. Target Awards for Executive Officers may be reviewed and revised in the sole discretion of the Compensation Committee. Target Awards for other Participants may be reviewed and revised in the sole discretion of the CEO or his or her designee.

This Executive Incentive Plan and Target Awards do not constitute a guarantee of or entitlement to a bonus payment. A Participant’s actual bonus payment may vary from his or her Target Award.

B. Executive Incentive Plan Bonuses

Company performance measures, and any related goals, objectives, and performance scales will be established for each fiscal year. Individual measures, goals, objectives and/or scales may also be established. Performance measures and other metrics may be the same for all Participants, or may differ from Participant to Participant. The Compensation Committee will establish any performance measures, goals, objectives and scales as to the Executive Officers. Any performance measures, goals, objectives and scales for other Participants will be established by the CEO or his or her designee.

Following the end of each fiscal year, a “Company Performance Factor” (indicating the extent of the corresponding Company performance goals and objectives attained) and, if applicable, an “Individual Performance Factor” (evaluating the individual’s performance during the year including, if applicable, the individual’s relative attainment of any individual performance goals and objectives) will be determined. Such determinations (including whether to include an Individual Peformance Factor) shall be made by the Compensation Committee (as to the Executive Officers) or by the CEO or his or her designee (as to all other Participants).

A Participant’s Executive Incentive Plan bonus for a particular fiscal year, subject to the other terms and conditions of this Plan, will equal the Participant’s Target Award for that fiscal year multiplied by the Company Performance Factor for that fiscal year and multiplied by (if applicable) the Participant’s Individual Performance Factor for that fiscal year.

Notwithstanding the foregoing provisions, the Compensation Committee (and, in the case of Participants other than Executive Officers, the CEO or his or her designee) retains discretion to reduce or eliminate the amount of any Executive Incentive Plan bonus otherwise payable.

Any Executive Incentive Plan bonus payable to a Participant under this Plan shall not be considered as “salary” in any circumstance and shall not be included in calculations for overtime pay, retirement benefits, severance, or any other benefits under any applicable plan, policy, agreement or applicable law.

(February 2013)

Yahoo! Executive Incentive Plan

III. ADDITIONAL INDIVIDUAL LIMIT FOR CERTAIN PARTICIPANTS

A. Section 162(m) Participants

The Compensation Committee may, within the first 90 days of a particular fiscal year (and, as to any fiscal year shorter than a whole calendar year, in all events during the first quarter of the fiscal year), designate one or more Executive Officers (or any other employee of the Company) participating in this Plan for that fiscal year to be a “Section 162(m) Participant.” A Section 162(m) Participant’s Executive Incentive Plan bonus for that fiscal year is (notwithstanding anything to the contrary above) subject to the limitations of this Section III. The intent of this Section III is to structure Executive Incentive Plan bonus opportunities for the Section 162(m) Participants to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (“Section 162(m)”). Accordingly, the Executive Incentive Plan will be construed and interpreted consistent with that intent as to any Section 162(m) Participant for the fiscal year in question. As to the Section 162(m) Participants for a particular fiscal year, their Executive Incentive Plan bonus opportunities are structured as performance-based awards under Appendix A to the Yahoo! Inc. 1995 Stock Plan, as amended (the “1995 Plan”). Any determination contemplated by the Executive Incentive Plan as to a Section 162(m) Participant for the applicable fiscal year will be made by the Compensation Committee, and no Executive Incentive Plan bonus for a particular fiscal year may be paid to a Section 162(m) Participant unless and until the Compensation Committee certifies, by resolution or other appropriate action in writing, that the bonus is not more than the Participant’s maximum bonus determined pursuant to this Section III for that fiscal year and that any other material terms applicable to the bonus were in fact satisfied.

B. Maximum Bonus Amounts for Section 162(m) Participants

The maximum aggregate bonus pool for the Section 162(m) Participants for a particular fiscal year will equal 3% of Yahoo! Inc.’s Adjusted EBITDA for that fiscal year (the “Section 162(m) Bonus Pool”). “Adjusted EBITDA” is calculated as income from operations before depreciation, amortization and stock-based compensation expense, subject to adjustment as provided below. Within the first 90 days of the fiscal year (and, as to any fiscal year shorter than a whole calendar year, in all events during the first quarter of the fiscal year), the Compensation Committee will, as to each Section 162(m) Participant, establish the Participant’s maximum Executive Incentive Plan bonus for that fiscal year expressed as a percent of the Section 162(m) Bonus Pool for that fiscal year. (For example, if the Compensation Committee allocates 10% of the Section 162(m) Bonus Pool to a particular Section 162(m) Participant for a particular fiscal year, the Section 162(m) Participant’s maximum Executive Incentive Plan bonus for that fiscal year will equal 10% of 3% of Yahoo! Inc.’s Adjusted EBITDA for that fiscal year.) Notwithstanding the foregoing, in all cases a Section 162(m) Participant’s maximum Executive Incentive Plan bonus for a fiscal year will be subject to the limit of Section A.3 of the 1995 Plan. The Compensation Committee has discretion to reduce (but not increase) the maximum amount of a Section 162(m) Participant’s bonus determined pursuant to this Section III. For purposes of clarity, if the Compensation Committee exercises its discretion to reduce the maximum amount of any Executive Incentive Plan bonus (or any Executive Incentive Plan bonus is otherwise not paid at the maximum amount), the amount of the difference may not be allocated to any other Participant.

(February 2013)

Yahoo! Executive Incentive Plan

For purposes of calculating Adjusted EBITDA for a particular fiscal year, Adjusted EBITDA for that year shall be further adjusted (without duplication) for the following items to the extent such items were not included in the Financial Plan for that year:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP;

(b)	increased or decreased to eliminate the financial statement impact of divestitures and costs associated with such divestitures and the costs incurred in connection with potential divestitures that are required to be expensed under GAAP;

(c)	increased or decreased to eliminate the financial statement impact of financing costs or costs related to the restructuring of any of the Company’s equity investments (that are accounted for under the equity method of accounting) that are required to be expensed under GAAP;

(d)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(e)	increased or decreased to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under GAAP;

(f)	increased or decreased to eliminate the financial statement impact of goodwill and intangible and other asset impairment charges that are required to be recorded under GAAP;

(g)	increased or decreased to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP;

(h)	increased or decreased to eliminate the financial statement impact of exiting, or substantially altering the terms or basis of operation of, a specific country, property or offering;

(i)	increased or decreased to eliminate the financial statement impact of search costs to the extent such search costs are less than or exceed the estimated search costs expected to be paid or reimbursed by Microsoft reflected in the Financial Plan solely as a result of the Microsoft Transition occurring earlier or later than the implementation plan incorporated in the Financial Plan;

(j)	increased or decreased to eliminate the financial statement impact of Microsoft revenue sharing solely as a result of the Microsoft Transition occurring earlier or later than the implementation plan incorporated in the Financial Plan;

(k)	increased or decreased to eliminate the financial statement impact of changes in foreign exchange rates compared to the foreign exchange rates incorporated in the Financial Plan; and

(l)	increased or decreased to eliminate the financial statement impact of any change to the planned end date or calculation method of the revenue per search guarantee provided by Microsoft under the Search Agreement.

(February 2013)

Yahoo! Executive Incentive Plan

“Financial Plan” as to a particular fiscal year means Yahoo! Inc.’s financial plan for that fiscal year reviewed by the Board of Directors. “GAAP” means U.S. generally accepted accounting principles. “Microsoft Transition” means the global transition of Yahoo Inc.’s algorithmic and paid search platforms and migration of the company’s paid search advertisers and publishers to Microsoft Corporation (“Microsoft”) under the Search Agreement based on the company’s timetable and operational plans as of the date of the Financial Plan. “Search Agreement” means the Search and Advertising Services and Sales Agreement between Yahoo! Inc. and Microsoft.

IV. TERMS AND CONDITIONS

A. Executive Incentive Plan Effective Period

Each fiscal year covered by this Plan is the period from January 1 to December 31 of the applicable fiscal year. This Executive Incentive Plan supersedes all previous executive cash incentive plans, management incentive plans (MIP), or leadership bonus plans and agreements and all other previous or contemporaneous oral or written statements by the Company on this subject.

B. Date for Incentive Payments

Executive Incentive Plan bonuses paid under this Plan are not earned until paid and in all events remain subject to Section IV.M. It is a condition for Executive Incentive Plan eligibility that Participants must be employed, and to the extent permitted by applicable law, not under notice of termination given by the Company or the Participant (if applicable), on the payment date of the Executive Incentive Plan bonuses (except as otherwise provided below in Section I – Terminations of Employment). Payment will not occur until after financial results for the applicable fiscal year are determined by the Company and the year end review process for the applicable fiscal year is completed.

C. Form and Timing of Payment

If the conditions for payment described above are met, the Executive Incentive Plan bonus will be payable in a lump sum cash payment (in local currency), subject to required payroll deductions and tax withholdings no later than March 15 of the year following the end of the applicable fiscal year (except that, in the case of Participants not on the United States payroll of the Company at the start of the applicable fiscal year and who are not added to the United States payroll of the Company during the applicable fiscal year, payment will occur not later than March 31 of the year following the end of the applicable fiscal year).

D. New Hires

If an employee is hired on or before October 1 of the applicable fiscal year into a position that qualifies for the Executive Incentive Plan, the employee will participate in the Executive Incentive Plan only if the Company notifies the employee in writing that he or she is a Participant under the Executive Incentive Plan for that year. The employee’s Target Award amount for the fiscal year may be prorated based on the date of hire.

Employees who are hired after October 1 of the applicable fiscal year will not be considered Participants under the Executive Incentive Plan for that fiscal year.

(February 2013)

Yahoo! Executive Incentive Plan

E. Transfers

If a Participant transfers from one Executive Incentive Plan-eligible position to another during the applicable fiscal year, the following guidelines shall apply, except as otherwise determined by the Compensation Committee with respect to Executive Officers (or CEO or his or her designee with respect to non-Executive Officers):

•

If the Participant has a different Target Award upon transfer, his/her annual Target Award amount shall be prorated based on the Target Award percentages for the amount of time spent in each position during the fiscal year.

•

If a Participant transfers mid-year from an Executive Incentive Plan-eligible position to one that is not Executive Incentive Plan eligible (for example, a transition from a role that participates in the Executive Incentive Plan to a position that is covered by a sales incentive plan), the Compensation Committee with respect to Executive Officers (or the CEO or his or her designee with respect to non-Executive Officers), in its sole discretion, shall award the employee an Executive Incentive Plan bonus based on a prorated Executive Incentive Plan Target Award. Any such payment will be paid at the same time as other Executive Incentive Plan payments are paid.

•

Executive Incentive Plan eligibility for employees participating in a global assignment during the applicable fiscal year will be handled on a case-by-case basis based on individual facts and circumstances.

The Compensation Committee with respect to Executive Officers (and the CEO or his or her designee with respect to non-Executive Officers) has the sole discretion to pro-rate, reduce, offset, or eliminate Executive Incentive Plan bonuses to account for advances or payouts to employees under other bonus plans in effect during the same fiscal year, or for other reasons as it deems appropriate.

F. Promotions into Executive Incentive Plan-Eligible Positions

If a Participant is promoted from one Executive Incentive Plan-eligible position to another during the applicable fiscal year, the payouts will be administered the same as described above for Transfers. If an employee is not in a position that is eligible for the Executive Incentive Plan and is promoted to an Executive Incentive Plan-eligible position during the applicable fiscal year, the Compensation Committee or the CEO or his or her designee as applicable, may select the employee for participation in the Executive Incentive Plan by notifying the employee that he or she is a Participant under the Executive Incentive Plan. The employee’s Target Award amount for the fiscal year shall be prorated based on the date of the promotion.

G. Adjustments to Target Awards

The Compensation Committee in its sole discretion can approve adjustments to Target Awards for Executive Officers during the applicable fiscal year. The CEO or his or her designee in his or her sole discretion may approve adjustments to Target Awards for other Participants during the applicable fiscal year. Any such changes will be communicated to the Participant in writing. Any payout amount may be prorated based on the effective date of the change to the Target Award as determined by the Compensation Committee or the CEO or designee thereof, as applicable.

(February 2013)

Yahoo! Executive Incentive Plan

H. Leaves of Absence and Part-Time Employees

To the extent permitted by applicable law, the amount of the Executive Incentive Plan bonus may be prorated for Participants who have been on an approved leave of absence of more than 90 days during the fiscal year and for Participants who work less than full-time.

I. Terminations of Employment

To the extent permitted by applicable law, and except as otherwise approved by the Compensation Committee (or the CEO in the case of non-Executive Officer Participants), Participants whose employment is voluntarily or involuntarily terminated (with or without cause) by the Participant or the Company or are under notice of termination given by either party (if applicable) prior to the payment date of the Executive Incentive Plan bonus will not be eligible for and shall not receive any Executive Incentive Plan bonus.

Participants whose employment terminates due to the employee’s total disability during the applicable fiscal year will be eligible for a prorated Executive Incentive Plan bonus, based on the date of termination, and paid at the time other Executive Incentive Plan bonuses are paid under the Executive Incentive Plan, to the extent permitted by applicable law. If a Participant dies during the applicable fiscal year, the Executive Incentive Plan bonus will be prorated based on the date of death and paid to the estate of the deceased Participant, at the time other Executive Incentive Plan bonuses are paid.

J. Executive Incentive Plan Interpretation

The Executive Incentive Plan shall be interpreted by the Compensation Committee. The Compensation Committee has the sole discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms and shall resolve any and all questions regarding interpretation and/or administration.

Participants who have issues regarding payments or the administration of the Executive Incentive Plan may file a claim in writing to the Compensation Committee, c/o the Secretary of the Company, within 90 days of the date on which the Participant first knew (or should have known) of the facts on which the claim is based. The Compensation Committee or its designee(s) shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. Claims that are not pursued through this procedure shall be treated as having been irrevocably waived. The determination of the Compensation Committee or its designee(s) as to any complaint or dispute will be final and binding and shall be upheld unless arbitrary or capricious or made in bad faith.

The provisions of this Executive Incentive Plan are severable and if any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining Executive Incentive Plan provisions.

This Plan shall be construed and interpreted consistent with, and so as to avoid the imputation of any tax, penalty or interest under, Section 409A of the Code.

(February 2013)

Yahoo! Executive Incentive Plan

K. Exceptions and Modifications

All exceptions, adjustments, additions, or modifications to the Executive Incentive Plan require the written approval of the Compensation Committee, or its designee(s).

This version of the Executive Incentive Plan is first effective with respect to 2013. All aspects of the Executive Incentive Plan (including, but not limited to, financial targets, Target Awards, performance measures, and funding formulas) may be reviewed and revised at any time without advance notice in the sole discretion of the Compensation Committee.

L. Employment At-Will (U.S. Employees only)

The employment of all Participants in the United States is “at will” and is terminable by either the Participant or Yahoo! at any time, with or without advance notice and with or without cause. This Executive Incentive Plan shall not be construed to create a contract of employment for a specified period of time between Yahoo! and any U.S. Participant.

M. Recoupment

Notwithstanding any other provision herein, the recoupment or “clawback” policies adopted by the Compensation Committee and applicable to incentive awards, as such policies are in effect from time to time, shall apply to this Executive Incentive Plan and any bonuses paid or payable under this Executive Incentive Plan.

(February 2013)